Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ferrari N.V. 2025-2027 Equity Incentive Plan of our report dated February 24, 2023, with respect to the consolidated financial statements of Ferrari N.V. included in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ EY S.p.A.
Milan, Italy
May 15, 2025